Exhibit 99.1

Patient Recruitment Completed for Pivotal Phase III Study of Remoxy™

CUPERTINO, CA, July 11, 2007 /PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) today reported that patient recruitment has been completed in the pivotal Phase III study with Remoxy™, an abuse resistant pain medicine under development based on DURECT’s patented ORADUR™ technology incorporating the opioid oxycodone. This event was announced today by Pain Therapeutics, Inc. (Nasdaq: PTIE) and King Pharmaceuticals (Nasdaq: KG); Pain Therapeutics is DURECT’s licensee of the rights to this drug candidate and they in turn have sublicensed the commercialization rights to King Pharmaceuticals.

This randomized, double-blinded, placebo-controlled study enrolled patients in the U.S. with moderate-to-severe osteoarthritic pain. Following a titration period, patients were randomized to either twice-daily Remoxy (10-80 mg daily) or placebo for 12 weeks. The primary endpoint is change in pain scores during the treatment period. According to Pain Therapeutics and King Pharmaceuticals, this Remoxy study is being conducted under the auspices of a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) and top line results of this study are expected in the fourth quarter of 2007, after the last patient completes the three-month treatment period.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company developing pharmaceutical systems based on its proprietary drug delivery platform technologies. The Company currently has a number of late-stage pharmaceutical products in development addressing large markets in pain management, with a number of research programs underway targeting chronic disease and other therapeutic areas. For more information, please visit www.durect.com.

NOTE: ORADUR™ is a trademark of DURECT Corporation. Other referenced trademarks belong to their respective owners. Remoxy is under development and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

DURECT Forward-Looking Statement

The statements in this press release regarding Remoxy, its potential attributes and expected clinical trials results are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT, Pain Therapeutics and King Pharmaceutical’s abilities to design, conduct and complete clinical trials, obtain successful results from such clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain regulatory and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated May 9, 2007 under the heading “Risk Factors.”

SOURCE:

DURECT Corporation

CONTACT:

Matthew J. Hogan, Chief Financial Officer of DURECT Corporation, +1-408-777-4936, mhogan@durect.com

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, +415 677-2700, jeremiah.hall@fkhealth.com